Exhibit 99.4

Transcend Customer/Partner FAQs

1. What is being announced?	The expected acquisition of Transcend by Nuance. The two companies have announced that they have entered into a definitive agreement for Nuance to acquire Transcend through a cash tender offer. The transaction has been unanimously approved by the board of directors of each company. Based on Transcend’s 11.3 million shares outstanding as of December 31, 2011 and outstanding shares of restricted stock and stock options, the acquisition is valued at approximately $306 million.

2. When will the acquisition be finalized?	Nuance and Transcend currently anticipate that the transaction will close during the second half of Nuance’s fiscal year 2012, subject to completion of the tender offer and regulatory approval. It is possible that regulatory approval could take additional time. Until then, Transcend and Nuance will operate as two separate companies.

3. Why is Nuance acquiring Transcend?	Transcend is a natural extension to Nuance’s existing efforts in healthcare. Nuance recognized Transcend’s services experience and saw real benefit in bringing Transcend’s employees and management to their company as the vehicle to deliver outstanding service to their clients The acquisition of Transcend will expand Nuance’s ability to deliver high-quality transcription and editing services to a growing set of healthcare organizations.

4. How will Nuance pay for Transcend?	Nuance will fund the acquisition through its existing cash.

5. When do you expect the transaction to close?	Pending regulatory approval, we anticipate closing sometime in the second half of Nuance’s fiscal 2012. Until the transaction closes, both companies will continue to operate as two separate entities and it is business as usual.

6. What will happen to Transcend’s leadership team?	There has been no immediate determination as to the status of Transcend’s management team. For now, key members of the Transcend management team will play integral roles in strengthening Nuance’s position in the healthcare industry, including Susan McGrogan, currently Transcend’s president and chief operating officer and Lance Cornell, Transcend’s chief financial officer.

7. How long do you expect the integration process to take?	The two companies will operate independently until the transaction closes, which is expected to be in the second half of Nuance’s fiscal 2012, subject to regulatory approval. Once the transaction closes, we will work through a detailed integration plan that will probably take 12-24 months to fully execute.

8. Who do Transcend customers/partners call if they have questions?	If you have questions about the announcement, please contact one of the following: • Susan McGrogan at (678) 808-0635 or via email at susan.mcgrogan@trcr.com

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.